Exhibit 99.1

Emerald Reports Second Quarter 2024 Financial Results

Initiates $0.015 per Share Regular Quarterly Dividend

NEW YORK, N.Y. – August 7, 2024 – Emerald Holding, Inc. (NYSE: EEX) (“Emerald” or the “Company”), America’s largest producer of trade shows and their associated conferences, content and commerce, today reported financial results for the second quarter ended June 30, 2024.

Financial Highlights

•
Revenues of $86.0 million for the second quarter 2024, a decrease of $0.5 million, or 0.6% over Q2 2023, primarily due to several small, discontinued events that were not contributing to profitability and scheduling differences.
•
Organic Revenues, a non-GAAP measure, which takes into account the impact of acquisitions, scheduling adjustments and discontinued events, if any, of $82.1 million for the second quarter 2024, an increase of $2.6 million, or 3.3%, from $79.5 million for the second quarter 2023 (Refer to Schedule 1 for a reconciliation to revenues, the most directly comparable GAAP measure)
•
Net loss of $2.8 million for the second quarter 2024, compared to net loss of $8.1 million for the second quarter 2023.
•
Adjusted EBITDA, a non-GAAP measure, of $15.3 million for the second quarter of 2024, compared to $14.6 million for the second quarter 2023 (Refer to Schedule 3 for a reconciliation to net (loss) income, the most directly comparable GAAP measure)
•
Ended the quarter with $193.2 million in cash and full availability of its $110.0 million revolving credit facility.

Operational Highlights

•
Emerald’s board of directors announced its intention to restart a regular quarterly dividend, and declared a dividend of $0.015 per share for the quarter ending September 30, 2024.
•
For the full year 2024, the Company continues to expect to generate revenues within the originally communicated guidance of $415 million to $425 million in revenue and between $110 million and $115 million of Adjusted EBITDA.

Hervé Sedky, Emerald’s President and Chief Executive Officer, said, “We are pleased to report another quarter of solid growth in organic revenue and Adjusted EBITDA, despite it being our seasonally smaller second quarter. The continued positive trends indicate that our customers continue to value the high return on investment of live events, evidenced by higher re-bookings along with sustained strength in pricing as we move through the year. We remain focused on transforming Emerald into a powerful, diverse and scalable platform with strong momentum. Additionally, we are excited to announce that we are reinstituting a regular quarterly dividend policy that was suspended during the pandemic and which was approved by our board of directors to reward shareholders with a tangible return of capital. This decision reflects the strong, reliable, cash flow-generating nature of our business and our visibility into continued earnings growth as we look ahead. It is also part of our balanced capital allocation framework which combines a disciplined M&A strategy with prudent leverage and investments back into our core business.”

David Doft, Emerald’s Chief Financial Officer, added, “Our outlook continues to reflect the sustained, positive trends we’ve been seeing in the business since the COVID-19 recovery began. We continue to expect meaningful year-over-year revenue growth, as reflected in our full year guidance, along with improving margins as we leverage our operating cost base. Our forward visibility into trade show bookings including into the first half of 2025, as well as the critical place of trade shows in companies’ marketing budgets gives us confidence in our ability to drive continued year-over-year growth for the foreseeable future.”

Second Quarter 2024 Financial Performance and Highlights

	Three Months Ended June 30,				Six Months Ended June 30,
	2024	2023	Change	% Change	2024	2023	Change	% Change
	(unaudited, dollars in millions, except percentages and per share data)
Revenues	$86.0	$86.5	$(0.5)	(0.6%)	$219.4	$208.8	$10.6	5.1%
Net (loss) income	$(2.8)	$(8.1)	$5.3	NM	$8.2	$(1.0)	$9.2	NM
Net cash provided by operating activities	$9.8	$7.3	$2.5	34.2%	$17.1	$16.2	$0.9	5.6%
Diluted loss per share	$(0.03)	$(0.29)	$0.26	NM	$(0.04)	$(0.33)	$0.29	NM

Non-GAAP measures:
Adjusted EBITDA	$15.3	$14.6	$0.7	4.8%	$56.1	$51.1	$5.0	9.8%
Adjusted EBITDA excluding event cancellation insurance proceeds	$15.3	$14.6	$0.7	4.8%	$55.1	$51.1	$4.0	7.8%
Free Cash Flow	$7.1	$4.6	$2.5	54.3%	$11.9	$9.8	$2.1	21.4%
Free cash flow excluding event cancellation insurance proceeds, net	$7.1	$4.6	$2.5	54.3%	$10.9	$9.8	$1.1	11.2%

•
Second quarter 2024 revenues were $86.0 million, a decrease of $0.5 million or 0.6% versus the second quarter 2023, driven primarily by prior year discontinued event revenue of $3.7 million that was not contributing to profitability and scheduling adjustments of $1.1 million, offset by organic growth of $2.6 million as well as $1.7 million in revenue from acquisitions.
•
Second quarter 2024 Organic Revenues from the Connections reportable segment were $71.1 million, an increase of $2.5 million or 3.6% versus the second quarter 2023.
•
Second quarter 2024 Organic Revenues from the All Other category were $11.0 million, an increase of $0.1 million or 0.9% versus the second quarter of 2023, due to a $0.3 million increase in Commerce revenues offset by a $0.2 million decrease in Content revenues.
•
Second quarter 2024 net loss was $2.8 million, compared to net loss of $8.1 million for the second quarter 2023 principally as a result of higher Adjusted EBITDA and lower depreciation and amortization.
•
Second quarter 2024 Adjusted EBITDA was $15.3 million, compared to $14.6 million for the second quarter 2023.

For a discussion of the Company’s presentation of Organic revenues and Adjusted EBITDA, which are non-GAAP measures, see below under the heading “Non-GAAP Financial Information.” Refer to Schedule 1 for a reconciliation of Organic revenues to revenues (discussed in the first paragraph of this section), the most directly comparable GAAP measure, and refer to Schedule 3 for a reconciliation of Adjusted EBITDA to net income (discussed in the second paragraph of this section), the most directly comparable GAAP measure.

Cash Flow

•
Second quarter 2024 net cash provided by operating activities was $9.8 million, compared to $7.3 million in the second quarter 2023 due to increased Adjusted EBITDA and improved cash generated by working capital.
•
Second quarter 2024 capital expenditures were $2.7 million, compared to $2.7 million in the second quarter 2023.
•
Second quarter 2024 Free Cash Flow excluding event cancellation insurance proceeds, net, which the Company defines as net cash provided by operating activities less capital expenditures, event cancellation insurance proceeds and taxes paid on event cancellation insurance proceeds, was $7.1 million, compared to $4.6 million in the second quarter 2023. The calculation of second quarter 2024 Free Cash Flow excluding event cancellation insurance proceeds, net, includes non-recurring acquisition related transaction costs of $0.9 million, acquisition integration, restructuring-related transition costs of $1.0 million, and non-recurring legal, audit and consulting fees of $0.7 million. The calculation of second quarter 2023 Free Cash Flow excluding event cancellation insurance proceeds, net, includes non-recurring financing fees charged to interest expense of $2.1 million, acquisition related transaction costs of $0.2 million, integration-related transition costs of

$0.8 million, and non-recurring legal and consulting fees of $0.4 million. The total of these items is $2.6 million and $3.5 million for the quarters ended June 30, 2024 and 2023, respectively.

For a review of the Company’s presentation of Free Cash Flow, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.” Refer to Schedule 4 for a reconciliation of Free Cash Flow to net cash provided by operating activities (discussed in the first paragraph of this section), the most directly comparable GAAP measure.

Dividend

On August 6, 2024, Emerald’s board of directors approved the reintroduction of a regular quarterly dividend, and declared a dividend for the quarter ending September 30, 2024 of $0.015 per share payable on August 29, 2024 to holders of Emerald’s common stock as of August 19, 2024.

Conference Call Webcast Details

As previously announced, the Company’s leadership will hold a conference call to discuss its second quarter 2024 results at 8:30 am EDT on Wednesday, August 7, 2024.

The conference call can be accessed by dialing 1-800-717-1738 (domestic) or 1-646-307-1865 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 1178913. The replay will be available until 11:59 pm (Eastern Time) on August 14, 2024.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at http://investor.emeraldx.com. An online replay will be available on the same website immediately following the call.

About Emerald

Emerald’s talented and experienced team grows our customers’ businesses 365 days a year through connections, content, and commerce. We expand connections that drive new business opportunities, product discovery, and relationships with over 140 annual events, matchmaking, and lead-gen services. We create content to ensure that our customers are on the cutting edge of their industries and are continually developing their skills. And we power commerce through efficient year-round buying and selling. We do all this by seamlessly integrating in-person and digital platforms and channels. Emerald is immersed in the industries we serve and committed to supporting the communities in which we operate. As true partners, we create experiences that inspire, amaze, and deliver breakthrough results. For more: http://www.emeraldx.com/.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the schedules attached hereto.

Organic Revenue

We define “Organic revenue growth” and “Organic revenue decline” as the growth or decline, respectively, in our revenue from one period to the next, adjusted for the revenue impact of: (i) acquisitions and dispositions, (ii) discontinued events and (iii) material show scheduling adjustments. We disclose changes in Organic revenue because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe provide a fair comparison of the trends underlying our existing event portfolio given changes in timing or strategy. Management and Emerald’s board of directors evaluate changes in Organic revenue to evaluate our historical and prospective financial performance and understand underlying revenue trends of our events.

Adjusted EBITDA

We use Adjusted EBITDA because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income before (i) interest expense, net, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation, (v) goodwill and other intangible asset impairment charges and (vi) other items that management believes are not part of our core operations.

We have also presented Adjusted EBITDA excluding event cancellation insurance proceeds in order to illustrate the amount of Adjusted EBITDA from continuing operations.

Note: Schedule 3 provides reconciliations for 2024 and 2023 Adjusted EBITDA to net (loss) income, however, it is not possible, without unreasonable efforts, to estimate the impacts of show scheduling adjustments, acquisitions and certain other special items that may occur in 2024 as these items are inherently uncertain and difficult to predict. As a result, the Company is unable to quantify certain amounts that would be included in a reconciliation of 2024 projected Adjusted EBITDA to projected net income without unreasonable efforts and has not provided reconciliations for these forward-looking non-GAAP financial measures.

Free Cash Flow

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

We have also presented Free Cash Flow excluding event cancellation insurance proceeds, net in order to illustrate the amount of Free Cash Flow from continuing operations.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains and our earnings call will contain certain forward-looking statements, including, but not limited to, our ability to return our business to pre-COVID levels; our guidance with respect to estimated revenues and Adjusted EBITDA; our ability or inability to obtain insurance coverage relating to event cancellations or interruptions; our intention to continue to pay regular quarterly dividends; and our ability to successfully identify and acquire acquisition targets; our expectations arising from the ongoing impact of COVID-19 on our business; and how we integrate and grow acquired businesses. In particular, the declaration, timing and amount of any future dividends will be subject to the discretion and approval of the Board and will depend on a number of factors, including Company’s results of operations, cash flows, financial position and capital requirements, any applicable restrictions under the Company’s debt facilities, as well as general business conditions, legal, tax and regulatory restrictions and other factors the Board deems relevant at the time it determines to declare such dividends. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contact

Emerald Holding, Inc.

Investor Relations

investor.relations@emeraldx.com

1-866-339-4688 (866EEXINVT)

Emerald Holding, Inc.

Condensed Consolidated Statements of (Loss) Income and Comprehensive (Loss) Income

(unaudited, dollars in millions, share data in thousands, except loss per share data)

	Three Months Ended June 30, 2024	Three Months Ended June 30, 2023	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023
Revenues	$86.0	$86.5	$219.4	$208.8
Other income, net	—	—	1.0	—
Cost of revenues	33.1	32.8	80.6	76.0
Selling, general and administrative expense	39.5	41.8	95.0	90.6
Depreciation and amortization expense	7.0	12.9	14.1	26.4
Operating income (loss)	6.4	(1.0)	30.7	15.8
Interest expense	12.0	11.4	24.1	19.4
Interest income	2.1	2.3	4.4	3.4
Loss on extinguishment of debt	—	2.3	—	2.3
Other expense	—	0.1	—	0.2
(Loss) income before income taxes	(3.5)	(12.5)	11.0	(2.7)
(Benefit from) provision for income taxes	(0.7)	(4.4)	2.8	(1.7)
Net (loss) income and comprehensive (loss) income attributable to Emerald Holding, Inc.	$(2.8)	$(8.1)	$8.2	$(1.0)
Accretion to redemption value of redeemable convertible preferred stock	(2.0)	(10.4)	(12.7)	(20.5)
Net loss and comprehensive loss attributable to Emerald Holding, Inc. common stockholders	$(4.8)	$(18.5)	$(4.5)	$(21.5)
Basic loss per share	(0.03)	(0.29)	(0.04)	(0.33)
Diluted loss per share	(0.03)	(0.29)	(0.04)	(0.33)
Basic weighted average common shares outstanding	155,915	62,868	109,477	65,048
Diluted weighted average common shares outstanding	155,915	62,868	109,477	65,048

Emerald Holding, Inc.

Condensed Consolidated Balance Sheets

(dollars in millions, share data in thousands, except par value)

	June 30, 2024	December 31, 2023
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$193.2	$204.2
Trade and other receivables, net of allowances of $1.6 million and $1.4 million, as of June 30, 2024 and December 31, 2023, respectively	93.9	85.2
Prepaid expenses and other current assets	24.2	21.5
Total current assets	311.3	310.9
Noncurrent assets
Property and equipment, net	1.5	1.5
Intangible assets, net	171.4	175.1
Goodwill, net	567.5	553.9
Right-of-use assets	7.7	8.8
Other noncurrent assets	3.2	3.7
Total assets	$1,062.6	$1,053.9
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable and other current liabilities	$48.3	$46.6
Income taxes payable	—	0.2
Cancelled event liabilities	0.6	0.6
Deferred revenues	175.5	174.3
Contingent consideration	0.5	0.2
Right-of-use liabilities, current portion	4.0	4.0
Term loan, current portion	4.2	4.2
Total current liabilities	233.1	230.1
Noncurrent liabilities
Term loan, net of discount and deferred financing fees	398.6	398.7
Deferred tax liabilities, net	5.7	3.1
Right-of-use liabilities, noncurrent portion	7.2	8.9
Other noncurrent liabilities	10.4	8.5
Total liabilities	655.0	649.3
Commitments and contingencies
Redeemable convertible preferred stock
7% Series A Redeemable Convertible Participating Preferred Stock, $0.01 par value; authorized shares at June 30, 2024 and December 31, 2023: 80,000; zero and 71,403 shares issued and outstanding; aggregate liquidation preference of zero and $492.6 million at June 30, 2024 and December 31, 2023, respectively	—	497.1
Stockholders’ equity (deficit)
Common stock, $0.01 par value; authorized shares at June 30, 2024 and December 31, 2023: 800,000; 203,926 and 62,915 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	2.0	0.6
Additional paid-in capital	1,049.7	559.2
Accumulated deficit	(644.1)	(652.3)
Total stockholders’ equity (deficit)	407.6	(92.5)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$1,062.6	$1,053.9

Schedule 1

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO ORGANIC REVENUES

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
Consolidated	2024	2023	$	%	2024	2023	$	%
	(dollars in millions) (unaudited)
Revenues	$86.0	$86.5	$(0.5)	(0.6%)	$219.4	$208.8	$10.6	5.1%
Deduct:
Acquisition revenues	(1.7)	—			(4.5)	—
Discontinued events	—	(3.7)			—	(6.7)
Scheduling adjustments(1)	(2.2)	(3.3)			(2.7)	(5.7)
Organic revenues	$82.1	$79.5	$2.6	3.3%	$212.2	$196.4	$15.8	8.0%

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
Connections	2024	2023	$	%	2024	2023	$	%
	(dollars in millions) (unaudited)
Revenues	$75.0	$75.6	$(0.6)	(0.8%)	$198.4	$187.8	$10.6	5.6%
Deduct:
Acquisition revenues	(1.7)	—			(4.5)	—
Discontinued events	—	(3.7)			—	(6.7)
Scheduling adjustments(1)	(2.2)	(3.3)			(2.7)	(5.7)
Organic revenues	$71.1	$68.6	$2.5	3.6%	$191.2	$175.4	$15.8	9.0%

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
All Other	2024	2023	$	%	2024	2023	$	%
	(dollars in millions) (unaudited)
Revenues	$11.0	$10.9	$0.1	0.9%	$21.0	$21.0	$	-
Deduct:
Acquisition revenues	—	—			—	—
Discontinued events	—	—			—	—
Scheduling adjustments	—	—			—	—
Organic revenues	$11.0	$10.9	$0.1	0.9%	$21.0	$21.0	$	-

Notes:

(1)
For the three months ended June 30, 2024, represents revenues from three events that staged in the second quarter of fiscal 2024, but staged in a different quarter in fiscal 2023 and revenues from three events that staged in the second quarter of fiscal 2023 but are scheduled to stage in a different quarter in fiscal 2024. For the six months ended June 30, 2024, represents revenues from two events that staged in the first six months of fiscal 2024, but staged later in fiscal 2023 and revenues from four events that staged in the first six months of fiscal 2023 but are scheduled to stage in the second half of fiscal 2024.

Schedule 2

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO DISAGGREGATED REVENUES

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(dollars in millions) (unaudited)
Connections	$75.0	$75.6	$198.4	$187.8
Content	5.9	6.1	10.6	11.6
Commerce	5.1	4.8	10.4	9.4
Total Revenues	$86.0	$86.5	$219.4	$208.8

Schedule 3

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(dollars in millions) (unaudited)
Net (loss) income	$(2.8)	$(8.1)	$8.2	$(1.0)
Add (deduct):
Interest expense, net	9.9	9.1	19.7	16.0
Loss on extinguishment of debt	—	2.3	—	2.3
(Benefit from) provision for income taxes	(0.7)	(4.4)	2.8	(1.7)
Depreciation and amortization	7.0	12.9	14.1	26.4
Stock-based compensation	1.5	1.9	4.0	4.0
Other items(1)	0.4	0.9	7.3	5.1
Adjusted EBITDA	$15.3	$14.6	$56.1	$51.1
Deduct:
Event cancellation insurance proceeds	—	—	1.0	—
Adjusted EBITDA excluding event cancellation insurance proceeds	$15.3	$14.6	$55.1	$51.1

Notes:

(1)
Other items for the three months ended June 30, 2024 included: (i) $0.9 million in acquisition-related transaction costs; (ii) $1.0 million in acquisition integration and restructuring-related transition costs, (iii) $0.7 million in non-recurring legal, audit and consulting fees and (iv) $2.2 million in gains related to the remeasurement of contingent consideration. Other items for the three months ended June 30, 2023 included: (i) $0.2 million in acquisition-related transaction costs, (ii) $0.8 million in transition expenses, (iii) $0.4 million in non-recurring legal, audit and consulting fees and (iv) $0.5 million in gains related to the remeasurement of contingent consideration. Other items for the six months ended June 30, 2024 included: (i) $1.2 million in acquisition-related transaction costs; (ii) $5.8 million in acquisition integration and restructuring-related transition costs, including one-time severance expense of $3.4 million; (iii) $1.0 million in non-recurring legal, audit and consulting fees and (iv) $0.7 million in gains related to the remeasurement of contingent consideration. Other items for the six months ended June 30, 2023 included (i) $0.9 million in acquisition-related transaction costs, (ii) $2.5 million in transition expenses, (iii) $2.2 million in non-recurring legal, audit and consulting fees and (iv) $0.5 million in gains related to the remeasurement of contingent consideration.

Schedule 4

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(dollars in millions) (unaudited)
Net Cash Provided by Operating Activities	$9.8	$7.3	$17.1	$16.2
Less:
Capital expenditures	2.7	2.7	5.2	6.4
Free Cash Flow	$7.1	$4.6	$11.9	$9.8
Event cancellation insurance proceeds	—	—	(1.0)	—
Free cash flow excluding event cancellation insurance proceeds, net	$7.1	$4.6	$10.9	$9.8

Schedule 5

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REPORTABLE SEGMENTS RESULTS TO (LOSS) INCOME BEFORE TAXES

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(dollars in millions) (unaudited)
Revenues
Connections	$75.0	$75.6	$198.4	$187.8
All Other	11.0	10.9	21.0	21.0
Total revenues	$86.0	$86.5	$219.4	$208.8

Other income, net
Connections	$—	$—	$1.0	$—
All Other	—	—	—	—
Total other income, net	$—	$—	$1.0	$—

Adjusted EBITDA
Connections	$26.4	$25.1	$82.6	$74.5
All Other	1.8	1.0	2.1	0.7
Adjusted EBITDA (excluding General corporate expenses)	$28.2	$26.1	$84.7	$75.2

General corporate expenses	(12.9)	(11.5)	(28.6)	(24.1)
Interest expense, net	(9.9)	(9.1)	(19.7)	(16.0)
Loss on extinguishment of debt	—	(2.3)	—	(2.3)
Depreciation and amortization expense	(7.0)	(12.9)	(14.1)	(26.4)
Stock-based compensation expense	(1.5)	(1.9)	(4.0)	(4.0)
Other items	(0.4)	(0.9)	(7.3)	(5.1)
(Loss) income before income taxes	$(3.5)	$(12.5)	$11.0	$(2.7)